EXHIBIT 99.1

For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 bmadison@emisphere.com

Adam Friedman, Adam Friedman Associates
212-981-2529, ext. 18 adam@adam-friedman.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES
2008 SECOND QUARTER FINANCIAL RESULTS

Conference Call/Webcast to be Held Monday, August 11 at 10:00 AM EDT

CEDAR KNOLLS, N.J. – August 11, 2008 – Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced its financial results for the second quarter ended June 30, 2008.

Emisphere will host a conference call to discuss second quarter results at 10:00 AM EDT Monday, August 11, 2008. A live Webcast of the conference call can be accessed through the company’s website at: www.emisphere.com. The live conference call dial-in number is: 1-800-894-5910 (United States and Canada) or 1-785-424-1052 (International). In addition, an archive of the Webcast can be accessed through the same link; an audio replay of the call will be available following the conference call by calling 1-800-283-5758 (United States and Canada) or 1-402-220-0863 (International).

SECOND QUARTER FINANCIAL RESULTS

Q2-2008 versus Q2-2007 – Prior Year Comparisons

Emisphere reported a net loss of $7.6 million, or $0.25 per basic and diluted shares for the three months ended June 30, 2008, compared to a net loss of $12.1 million, or $0.43 per basic and diluted shares for the three months ended June 30, 2007. The operating loss was $5.9 million for the three months ended June 30, 2008, compared to an operating loss of $9.5 million for the same period last year.

Total operating expenses were $5.9 million for the three months ended June 30, 2008; a decrease of $4.0 million, or 41%, compared to $9.9 million for the three months ended June 30, 2007.

Research and development costs decreased $2.7 million, or 45%, to $3.3 million for the three months ended June 30, 2008 compared to $6.0 million for the three months ended June 30, 2007.

General and administrative costs decreased $1.2 million, or 35%, to $2.4 million for the three months ended June 30, 2008 compared to $3.6 million for the three months ended June 30, 2007.

Q2-2008 versus Q1-2008 – Prior Quarter Comparisons

Total operating expenses of $5.9 million for the three months ended June 30, 2008 decreased $0.7 million, or 11%, compared to $6.6 million for the three months ended March 31, 2008.

Research and development costs decreased $0.5 million, or 13%, to $3.3 million for the three months ended June 30, 2008 compared to $3.8 million for the three months ended March 31, 2008.

General and administrative costs decreased $ 0.3 million, or 12%, to $2.4 million for the three months ended June 30, 2008 compared to $2.7 million for the three months ended March 31, 2008.

LIQUIDITY

Cash, cash equivalents, and investments as of June 30, 2008 were $15.4 million, an increase of 11% as compared to $13.9 million as of December 31, 2007.

The Company anticipates that its existing capital resources are sufficient to enable it to continue operations through March 2009. “Throughout 2008, Emisphere continues to build value.” said Michael V. Novinski, President and Chief Executive Officer. “We have delivered encouraging results with our Eligen® B12 formulation that could have a significant impact on addressing the problems associated with B12 supplementation. At the same time, we are continuing to build high-value partnerships, as seen with our license agreement with Novo Nordisk. Our goal is to continue to drive the Eligen® Technology toward commercialization using Eligen® B12 and use this exciting technology as a platform to provide solutions to the hurdles associated with the delivery of molecules that are difficult to absorb through additional high value partnerships and exploration of other molecules and nutrients.

CORPORATE DEVELOPMENTS

Emisphere recently announced an exclusive Development and License Agreement with Novo Nordisk A/S (NYSE: NVO) to develop and commercialize oral formulations of Novo Nordisk’s proprietary GLP-1 receptor agonists, which have the potential of treating Type 2 diabetes, using Emisphere's Eligen® Technology. The agreement includes at least $87 million in contingent product development and sales milestone payments to Emisphere, of which a $10 million non-refundable license fee was received during June 2008, as well as royalties on sales. The agreement also provides Novo Nordisk with the option to develop oral formulations of Novo Nordisk compounds other than GLP-1 receptor agonists using Emisphere’s proprietary carrier technology.

Under the new agreement, Novo Nordisk is responsible for the development and commercialization of the product candidates. Novo Nordisk and Emisphere have collaborated since 2007 on early stage preclinical research that has preliminarily confirmed the utility of Emisphere’s carriers to provide bioavailable oral formulations of GLP-1 receptor agonists.

PRODUCT DEVELOPMENTS

Emisphere also recently released human clinical data demonstrating a new, more bioavailable oral form of Vitamin B12 and a potential new avenue for addressing the problems with B12 supplementation. As demonstrated by the data, the Eligen® B12 formulation avoids the normal specialized absorption process that limits absorption of Vitamin B12 from current oral formulations. This bypass of the normal absorption process may present Eligen® B12 with an opportunity to reduce the potential uncertainty associated with oral megadoses of Vitamin B12 and may prevent dependence on the substantial number of injections being taken by millions of individuals.

Emisphere’s human study follows a number of animal studies that also indicated the advantages of the Eligen® Technology when applied to a poorly absorbed but essential nutrient such as Vitamin B12. The Company is planning additional clinical studies, including pharmacokinetic studies and safety and efficacy studies in vitamin B12 deficient people to further elucidate the advantages of the Eligen® technology.

CLINICAL STUDIES

Novartis Pharma AG has launched a Phase I study in postmenopausal women to determine the safety and tolerability of Oral PTH-1-34, a combination of human PTH-1-34 and the absorption enhancer 5-CNAC using Emisphere’s proprietary Eligen® Technology, for the treatment of postmenopausal osteoporosis. The study is designed to assess the bioavailability profile of increasing doses of PTH-1-34 combined with different amounts of 5-CNAC administered orally. The trial is being conducted in Switzerland and is estimated to yield first interpretable results by the end of the year.

Osteoporosis is a disease associated with a gradual thinning and weakening of the bones, occurring most frequently in women after menopause. Thinner and weaker bones are increasingly susceptible to fractures. Untreated postmenopausal osteoporosis can lead to chronic back pain, disabling fractures and lost mobility.

Emisphere also announced findings from a clinical study assessing the oral delivery of GLP-1 peptide safely and effectively. The study used a delivery-agent-based approach using Emisphere’s Eligen® Technology, and was conducted at University Hospital in Basel, Switzerland by Christoph Beglinger, M.D., of the Clinical Research Center, Department of Biomedicine Division of Gastroenterology, and Department of Clinical Pharmacology and Toxicology at the hospital.

Professor Beglinger’s study, conducted in 16 healthy male subjects, was designed to explore the pharmacodynamic effects of a single oral dose of GLP-1 administered 15 minutes prior to an oral glucose tolerance test. The study demonstrated that the oral formulation of GLP-1 stimulated an early increase in fasting insulin and a decrease in fasting glucose as compared to placebo. This study provides further evidence of the application of the Eligen® Technology, and its use as a solution to the hurdles of pharmaceutical development.

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules, pharmaceutical compounds and nutritional supplements using its Eligen® Technology. Some of these molecules or compounds can only be given by injection; when combined with our technology convenient oral versions may be safe, effective and provide significant advantages. The benefits of other compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, use of Emisphere’s technology can improve the therapeutic effectiveness of the compounds. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, per rectum, pulmonary, intra-vaginal or transdermal. The website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 17, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 7, 2008.

PART 1

ITEM 1. FINANCIAL STATEMENTS

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS
June 30, 2008 and December 31, 2007
(in thousands, except share and per share data)

		December 31,
	June 30, 2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$10,951	$3,938
Short-term investments	4,414	9,916
Accounts receivable	318	292
Prepaid expenses and other current assets	561	983
Total current assets	16,244	15,129
Equipment and leasehold improvements, net	1,812	2,074
Purchased technology, net	1,435	1,555
Restricted cash	246	246
Other assets	453	477
Total assets	$20,190	$19,481

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,912	$2,874
Derivative instruments	2,285	2,487
Deferred revenue, current	137	73
Other current liabilities	78	73
Total current liabilities	5,412	5,507
Notes payable, including accrued interest and net of related discount	28,727	27,320
Deferred revenue, non-current	10,305	-
Deferred lease and other liabilities	336	328
Total liabilities	44,780	33,155

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	-	-
and outstanding
Common stock, $.01 par value; authorized 100,000,000 shares; issued	306	306
30,626,660 shares (30,336,928 outstanding) as of June 30, 2008, and
December 31, 2007
Additional paid-in capital	399,937	399,282
Accumulated deficit	(420,885)	(409,300)
Accumulated other comprehensive gain (loss)	4	(10)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)
Total stockholders’ deficit	(24,590)	(13,674)
Total liabilities and stockholders’ deficit	$20,190	$19,481

The accompanying notes are an integral part of the financial statements.

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS
For the three months and six months ended June 30, 2008 and 2007

(in thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$14	$398	$169	$3,207

Costs and expenses:
Research and development	3,323	6,032	7,156	11,484
General and administrative expenses	2,363	3,638	5,057	7,784
Gain on disposal of fixed assets	-	-	(135)	-
Depreciation and amortization	223	270	449	583
Total costs and expenses	5,909	9,940	12,527	19,851

Operating loss	(5,895)	(9,542)	(12,358)	(16,644)

Other income and (expense):
Change in fair value of derivative instruments	(1,291)	(2,401)	202	1,123
Investment and other income	270	482	503	797
Sale of patents	-	-	1,500	-
Interest expense, net	(727)	(643)	(1,432)	(1,267)
Total other income (expense)	(1,748)	(2,562)	773	653

Net loss	$(7,643)	$(12,104)	$(11,585)	$(15,991)

Net loss per share, basic	$(0.25)	$(0.43)	$(0.38)	$(0.57)

Net loss per share, diluted	$(0.25)	$(0.43)	$(0.38)	$(0.60)

Weighted average shares outstanding, basic	30,336,928	28,313,056	30,336,928	28,305,810

Weighted average shares outstanding, diluted	30,336,928	28,313,056	30,336,928	28,403,507

The accompanying notes are an integral part of the financial statements.